NXSTAGE REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Revenue Increases to $89.2 million, up 12% from Q1'15

•	Home Revenue Increases to $49.5 million, up 14% from Q1'15
•Operating Income from Products Business Increases to $6.2 million

•	Total Revenue Guidance for 2016 Moves to High End of Previous Guidance Range

LAWRENCE, Mass., May 4, 2016, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported first quarter financial results above the top end of its guidance.
Total revenue for the first quarter of 2016 increased 12 percent to $89.2 million, compared with revenue of $79.5 million for the first quarter of 2015. The Company's revenue guidance range for the first quarter was $87 to $89 million.
The Company's revenue performance was driven by the Products Business, and more specifically, outperformance in NxStage's largest segment, System One, which consists of its Home and Critical Care markets. Home revenue increased 14 percent to $49.5 million for the first quarter of 2016 compared with revenue of $43.5 million for the first quarter of 2015. Critical Care revenue increased 23 percent to $19.8 million for the first quarter of 2016 compared with revenue of $16.1 million for the first quarter of 2015.
Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $1.3 million for the first quarter of 2016 compared with a net loss of $5.7 million for the first quarter of 2015. The net loss for the first quarter of 2016 was better than its guidance for a net loss of $2 to $4 million and included $6.2 million of income from operations from the Products Business.

"This is an exciting time for NxStage. Our focus on innovation and execution is clearly driving the results we expected," stated Jeffrey H. Burbank, Founder and CEO of NxStage Medical. "Our Products Business, in particular, is firing on all cylinders and making phenomenal progress across the P&L with strong and improving gross margins and increasing profitability. This provides us with increasing confidence around our target of total company profitability in 2017."

Burbank continued, "We're confident we can continue this momentum and achieve our target of 15% annual revenue growth for the Home in 2016. We're also moving our revenue guidance for 2016 up to the higher end of our previous range as a result of our strong start within Critical Care. Beyond 2016, we believe that we have one of the industry's most robust product pipelines on tap that can help take us from our current $1 billion market opportunity to a $5 billion opportunity and drive further P&L performance. When you combine all the elements, it adds up to a very compelling long-term model and puts us in a position to deliver significant shareholder value each year."

Guidance:
The Company now expects full-year revenue for 2016 to be at the high end of its previous guidance range of $355 to $360 million with unchanged guidance for a net loss in the range of $7 to $12 million.

For the second quarter of 2016, the Company expects revenue to be in a range of $89 to $91 million, and a net loss in the range of $1 to $3 million. The Company's net loss guidance reflects expectations for continued operating income from the Products Business offset by the Company's continued investment in NxStage Kidney Care.

Conference Call:
NxStage will also host a conference call today, Wednesday, May 4, 2016, at 9:00 a.m. Eastern Time to discuss its first quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through May 11, 2016. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 87420544. An online archive of the conference call can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company's website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2Me Connected Health platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 12 million treatments with thousands of patients around the world.http://www.nxstage.com/.

This release contains forward-looking statements concerning our business, operations and financial condition. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, market opportunities, timing of our new product launches, and our financial guidance for 2016 and beyond, including anticipated revenues and net loss. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, regulatory approvals, competition, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care,

including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues	$89,207	$79,482
Cost of revenues	52,690	49,356
Gross profit	36,517	30,126
Operating expenses:
Selling and marketing	15,254	14,548
Research and development	7,154	5,874
Distribution	7,053	6,371
General and administrative	8,031	8,912
Total operating expenses	37,492	35,705
Loss from operations	(975)	(5,579)
Other income (expense):
Interest expense, net	(241)	(241)
Other (expense) income, net	(232)	264
Total other expense	(473)	23
Net loss before income taxes	(1,448)	(5,556)
Provision for income taxes	335	307
Net loss	(1,783)	(5,863)
Less: Net loss attributable to noncontrolling interests	(507)	(205)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(1,276)	$(5,658)

Net loss per share, basic and diluted	$(0.02)	$(0.09)
Weighted-average shares outstanding, basic and diluted	64,179	62,836

Other comprehensive gain (loss), net of tax	1,061	(776)
Total comprehensive loss	(722)	(6,639)
Less: Comprehensive loss attributable to noncontrolling interests	(507)	(205)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(215)	$(6,434)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$57,714	$59,065
Accounts receivable, net	29,083	25,195
Inventory	39,034	38,391
Prepaid expenses and other current assets	5,891	6,254
Total current assets	131,722	128,905
Property and equipment, net	68,008	66,711
Field equipment, net	20,385	20,744
Deferred cost of revenues	33,995	33,068
Intangible assets, net	11,231	11,744
Goodwill	42,710	42,710
Other assets	2,898	2,992
Total assets	$310,949	$306,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,104	$10,767
Accrued expenses	24,346	27,266
Current portion of long-term debt	322	315
Other current liabilities	4,530	4,394
Total current liabilities	43,302	42,742
Deferred revenues	52,521	51,362
Long-term debt	1,617	1,664
Other long-term liabilities	17,616	17,367
Total liabilities	115,056	113,135
Commitments and contingencies
Noncontrolling interests subject to put provisions	205	219
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 65,205,174 and 64,873,038 shares issued as of March 31, 2016 and December 31, 2015, respectively	65	64
Additional paid-in capital	615,105	612,487
Accumulated deficit	(404,106)	(402,830)
Accumulated other comprehensive loss	(2,970)	(4,031)
Treasury stock, at cost: 825,074 and 822,059 shares as of March 31, 2016 and December 31, 2015, respectively	(13,906)	(13,864)
Total NxStage Medical, Inc. stockholders' equity	194,188	191,826
Noncontrolling interests not subject to put provisions	1,500	1,694
Total stockholders' equity	195,688	193,520
Total liabilities and stockholders’ equity	$310,949	$306,874

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(1,783)	$(5,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,736	7,680
Stock-based compensation	2,614	3,727
Other	(37)	508
Changes in operating assets and liabilities:
Accounts receivable	(3,849)	2
Inventory	(5,480)	(5,688)
Prepaid expenses and other assets	681	81
Accounts payable	3,184	3,650
Accrued expenses and other liabilities	(1,553)	(3,158)
Deferred revenues	979	(523)
Net cash provided by operating activities	$2,492	$416

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
System One segment
Home	$49,536	$43,498
Critical Care	19,767	16,082
Total System One segment	69,303	59,580
In-Center segment	16,766	17,867
Other	2,181	1,847
Products subtotal	88,250	79,294
Services segment	2,687	670
Elimination of intersegment revenues	(1,730)	(482)
Total	$89,207	$79,482

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$88,250	$79,294
Gross profit	$41,336	$33,706
Gross margin percentage	47%	43%
Income from operations	$6,216	$203
Services
Revenues	$2,687	$670
Gross profit	$(4,649)	$(3,580)
Gross margin percentage	n/a	n/a
Loss from operations	$(7,021)	$(5,782)
Eliminations
Elimination of intersegment revenues	$(1,730)	$(482)
Elimination of intersegment gross profit	$(170)	$—
Total Company
Revenues	$89,207	$79,482
Gross profit	$36,517	$30,126
Gross margin percentage	41%	38%
Loss from operations	$(975)	$(5,579)